  Exhibit 99.1

STATEMENT OF INCOME

OPERATIONS OF FEDERAL HOSE
  (Unaudited)

	Three Months ended June 30, 2016	Six Months ended June 30, 2016	Three Months ended June 30, 2015	Six Months ended June 30, 2015

Net Sales	$1,793,001	$3,491,863	$2,034,454	$4,248,472
Cost of Sales	1,354,924	2,676,140	1,550,915	3,095,028

Gross Profit	438,077	815,723	483,539	1,153,444

Corporate management fees	60,000	120,000	60,000	120,000
Selling, general and administrative expenses	244,813	481,848	158,225	332,391

	304,813	601,848	218,225	452,391

Net Income	$133,264	$213,875	$265,314	701,053

BALANCE SHEET

OPERATIONS OF FEDERAL HOSE
(UNAUDITED)

	June 30, 2016 (Unaudited)	June 30, 2015 (Unaudited)
Assets
Current Assets
Petty Cash	$201	$201
Cash and Cash Equivalents	56,307	-
Trade Accounts Receivable - Net	834,720	885,383
Inventories	1,590,623	2,093,375
Prepaid Expenses	9,909	6,994

Total Current Assets	2,491,760	2,985,953

Property, Plant and Equipment	779,672	750,030
Less: Allowance for Depreciation	471,471	458,464

Total Property - Net	308,201	291,566

Other Assets
Interdivisional Advances	690,935	4,583,170

Total Other Assets	690,935	4,583,170

Total Assets	$3,490,896	$7,860,689

Liabilities and Equity
Current Liabilities
Trade Accounts Payable	$475,513	$791,745
Accrued Expenses	130,217	129,920

Total Current Liabilities	605,730	921,665

Equity
Retained Earnings	2,885,166	6,939,024

Total Liabilities and Equity	$3,490,896	$7,860,689

STATEMENT OF RETAINED EARNINGS

OPERATIONS OF FEDERAL HOSE
  (Unaudited)

	Three Months ended June 30, 2016	Six Months ended June 30, 2016	Three Months ended June 30, 2015	Six Months ended June 30, 2015

Retained Earnings - Beginning	$2,751,902	$2,871,291	$6,673,710	$6,531,971
Net income	133,264	213,875	265,314	701,053
Distributions	-	(200,000)	-	(294,000)

Retained Earnings - Ending	$2,885,166	$2,885,166	$6,939,024	$6,939,024